FIRST AMENDMENT TO THE
INVESTMENT ADVISORY AGREEMENT
THIS FIRST AMENDMENT dated as of September 28, 2026, to the Investment
Advisory Agreement, dated as of September 23, 2025 (the “Agreement”), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (“Trust”) and Reinhart Partners,
LLC., a Delaware limited liability company (the “Adviser”).
RECITALS
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend the Agreement to amend the investment advisory fees set forth in Schedule A; and
WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all of the parties.
NOW, THEREFORE, the parties agree to amend and restate Schedule A as attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect
IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer, as applicable, on one or more counterparts as of the date set forth above.

MANAGED PORTFOLIO SERIES on behalf of the series listed on Amended Schedule A	REINHART PARTNERS, LLC

By:_____________________________	By: _____________________________
Name:Brian R Wiedmeyer	Name:Sandi King
Title:President	Title:President, Chief Executive Officer
AMENDED SCHEDULE A
FUNDS AND FEES

Series of Managed Portfolio Series	Annual Fee Rate as % of Current Net Assets

Reinhart Mid Cap PMV Fund	0.80%
Reinhart Genesis PMV Fund	0.80%
Reinhart International PMV Fund	0.95%